UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2006

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 24, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of BearingPoint, Inc. (the “Company”) recommended to the Board of Directors of the Company for approval and the Board of Directors did approve two conditional grants of restricted stock units (the “Restricted Stock”) to Harry L. You, Chief Executive Officer. Each restricted stock unit represents the right to receive either (i) one share of common stock of the Company or (ii) cash equal to the fair market value of one share of common stock. The awards are dependent on 2006 performance and will be granted when the Company is current in its SEC filings, has a valid Form S-8 registration statement covering such grants and has sufficient shares available under the Company’s Long-Term Incentive Plan (the “LTIP”) (collectively, the “Pre-conditions”).

The first conditional grant (the “First Grant”) is for Restricted Stock having a value of $750,000. The First Grant shall be made if both (i) the Company becomes timely in its SEC filings prior to December 31, 2006 and (ii) at the time that the Company becomes timely in its SEC filings, the Company also is in compliance with the terms of its credit facility relating to the filing of its SEC reports. The First Grant shall be effective (the “First Grant Date”) when both the performance requirements specified in the immediately preceding sentence and the Pre-conditions are satisfied. The number of shares of common stock that will be issuable with respect to the First Grant will then be determined by dividing $750,000 by the price of a share of common stock on the First Grant Date. The Restricted Stock will vest 25% on each of the First Grant Date and the next three anniversaries of the First Grant Date.

The second conditional grant (the “Second Grant”) is for Restricted Stock having a value of $750,000. The Second Grant shall be made if the Company achieves GAAP operating income for 2006 of $180 million - $200 million. If the Company achieves GAAP operating income for 2006 of $200 million or more, the Second Grant shall have a value of $750,000. If the Company achieves GAAP operating income for 2006 of $180 million or more, but less than $200 million, the value of the Second Grant shall be reduced proportionately such that the Second Grant shall have a value of 75% of $750,000 if GAAP operating income for 2006 is $180 million. If GAAP operating income for 2006 is less than $180 million, the Second Grant shall not be made. The Second Grant shall be effective (the “Second Grant Date”) when both the Company has reasonably determined that the GAAP operating income performance requirements specified above have been achieved (which shall not require the completion of audited financial statements for 2006), and the Pre-conditions are satisfied. The number of shares of common stock that will be issuable with respect to the Second Grant will then be determined by dividing $750,000 (or the proportionately smaller amount determined by the formula set forth above) by the price of a share of common stock on the Second Grant Date. The Restricted Stock will vest 25% on each of the Second Grant Date and the next three anniversaries of the Second Grant Date.

With respect to both the First Grant and the Second Grant, if a Change of Control (as defined in the LTIP) occurs before the grant is effective, the relevant grant shall be made effective (the “COC Grant Date”) upon the Change of Control. The Restricted Stock will then vest 25% on each of the COC Grant Date and the next three anniversaries of the COC Grant Date. In addition, if Mr. You is terminated by the Company other than for Cause subsequent to the COC Grant Date, all Restricted Stock shall vest on the termination date. If on the COC Grant Date or any subsequent date on which Restricted Stock vests, the Company does not have sufficient shares available under the LTIP to vest such Restricted Stock, the Company shall make a cash payment to Mr. You equal to the fair market value on that date of such Restricted Stock.

Item 2.02	Results of Operations and Financial Condition

(a) On April 25, 2006, BearingPoint, Inc. issued a press release that contained information about bookings, chargeable hours and other business indicators. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit   99.1 Press Release, dated April 25, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2006	BearingPoint, Inc.

	By:	/s/ Judy Ethell
Judy Ethell
Executive Vice President and Chief Accounting Officer